PART IV: ITEM 15. FINANCIAL STATEMENT SCHEDULES AND EXHIBITS

EXHIBIT-4.11

FIRST SUPPLEMENTAL INDENTURE

THIS FIRST SUPPLEMENTAL INDENTURE dated as of March 31, 2022 is by and among Wilmington Trust, National Association, a national banking association duly organized and existing under the laws of the United States of America, as Trustee (herein, together with its successors in interest, the “Trustee”), First Merchants Corporation, an Indiana corporation (the “Successor Company”), and Level One Bancorp, Inc., a Michigan corporation (the “Company”), under the Indenture referred to below.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the Trustee, the Company and the Successor Company hereby agree as follows:

PRELIMINARY STATEMENTS

The Trustee and the Company are parties to that certain Indenture, dated as of December 18, 2019 (the “Indenture”), pursuant to which the Company issued U.S. $30,000,000 of its Fixed-to-Floating Rate Subordinated Notes due 2029 (the “Notes”).

As permitted by the terms of the Indenture, the Company shall merge (referred to herein for purposes of Article VII of the Indenture as the “Merger”) with and into the Successor Company with the Successor Company as the surviving corporation. The parties hereto are entering into this First Supplemental Indenture pursuant to, and in accordance with, Articles VII and VIII of the Indenture.

SECTION 1. Definitions. All capitalized terms used herein that are defined in the Indenture, either directly or by reference therein, shall have the respective meanings assigned them in the Indenture except as otherwise provided herein or unless the context otherwise requires.

SECTION 2. Interpretation.

a.In this First Supplemental Indenture, unless a clear contrary intention appears:

i.the singular number includes the plural number and vice versa;

ii.reference to any gender includes the other gender;

iii.the words “herein,” “hereof,” “hereto” and “hereunder” and other words of similar import refer to this First Supplemental Indenture as a whole and not to any particular Section or other subdivision;

iv.reference to any Person includes such Person’s successors and assigns but, if applicable, only if such                      successors and assigns are permitted by this First Supplemental Indenture or the Indenture, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually provided that nothing in this clause (iv) is intended to authorize any assignment not otherwise permitted by this First Supplemental Indenture or the Indenture;

v.reference to any agreement, document or instrument means such agreement, document or instrument as amended, supplemented or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof, as well as any substitution or replacement therefor and reference to any note includes modifications thereof and any note issued in extension or renewal thereof or in substitution or replacement therefor;

vi.reference to any Section means such Section of this First Supplemental Indenture; and

vii.the word “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term.

b.No provision in this First Supplemental Indenture shall be interpreted or construed against any Person because that Person         or its legal representative drafted such provision.

SECTION 3. Assumption of Obligations.

a.Pursuant to, and in compliance and accordance with, Section 7.01 of the Indenture, the Successor Company hereby expressly assumes the due and punctual payment of the principal of, and interest on, all the Outstanding Notes and any other amounts due under the Indenture or in connection with the Notes, and the due and punctual performance and observance of every obligation in the Indenture and the Outstanding Notes on the part of the Company to be performed or observed under the Indenture.

b.Pursuant to, and in accordance with, Section 7.02 of the Indenture, the Successor Company succeeds to, and is substituted for, and may exercise every right and power of, the Company under the Indenture, with the same effect as if the Successor Company had originally been named as the Company therein.

PART IV: ITEM 15. FINANCIAL STATEMENT SCHEDULES AND EXHIBITS

SECTION 4. Representations and Warranties. The Successor Company represents and warrants that (a) it has all necessary power and authority to execute and deliver this First Supplemental Indenture and to perform the Indenture, (b) it is the successor of the Company pursuant to the Merger effected in accordance with applicable law, (c) it is a corporation organized and existing under the laws of the State of Indiana, (d) immediately after giving effect to the Merger and this First Supplemental Indenture, no Event of Default, and no event which, after notice or lapse of time, or both, would become an Event of Default, has occurred and is continuing, and (e) this First Supplemental Indenture is executed and delivered pursuant to Section 8.01 of the Indenture and does not require the consent of the Holders.

SECTION 5. Conditions of Effectiveness. This First Supplemental Indenture shall become effective simultaneously with the effectiveness of the Merger, provided, however, that:

a.the Trustee shall have executed a counterpart of this First Supplemental Indenture and shall have received one or more counterparts of this First Supplemental Indenture executed by the Successor Company and the Company;

b.the Trustee shall have received an Officers’ Certificate stating that (i) the Merger and this First Supplemental Indenture comply with the requirements of Article VII of the Indenture; and (ii) all conditions precedent provided for in the Indenture relating to the Merger and this First Supplemental Indenture have been complied with;

c.the Trustee shall have received an Opinion of Counsel to the effect that (i) the Merger and this First Supplemental Indenture comply with the requirements of Article VII of the Indenture; (ii) all conditions precedent provided for in the Indenture relating to the Merger and this First Supplemental Indenture have been complied with; (iii) the Trustee’s execution of this First Supplemental Indenture is authorized or permitted by Article VII of the Indenture; and (iv) this First Supplemental Indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable obligation of, the Company, subject to customary exceptions; and

d.the Successor Company and the Company shall have duly executed and filed Articles of Merger with each of the Indiana Secretary of State and the Michigan Secretary of State in connection with the Merger.

SECTION 6. Reference to the Indenture.

a.Upon the effectiveness of this First Supplemental Indenture, each reference in the Indenture to “this Indenture,” “hereunder,” “herein” or words of like import shall mean and be a reference to the Indenture, as affected, amended and supplemented hereby.

b.Upon the effectiveness of this First Supplemental Indenture, each reference in the Notes to the Indenture including each term defined by reference to the Indenture shall mean and be a reference to the Indenture or such term, as the case may be, as affected, amended and supplemented hereby.

c.The Indenture, as amended and supplemented hereby shall remain in full force and effect and is hereby ratified and confirmed.

SECTION 7. Execution in Counterparts. This First Supplemental Indenture may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute but one and the same instrument.

SECTION 8. Governing Law; Binding Effect. This First Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York and shall be binding upon the parties hereto and their respective successors and assigns.

SECTION 9. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or the due execution thereof by the Company or the Successor Company. The recitals of fact contained herein shall be taken as the statements solely of the Company or the Successor Company, and the Trustee assumes no responsibility for the correctness thereof. Furthermore, the rights and protections afforded the Trustee under the Indenture shall apply to the execution and performance hereof by the Trustee.

[Signatures on following page]

PART IV: ITEM 15. FINANCIAL STATEMENT SCHEDULES AND EXHIBITS

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the day and year first written above.

LEVEL ONE BANCORP, INC.

By: /s/ Patrick J. Fehring
Name: Patrick J. Fehring
Title: Chief Executive Officer

FIRST MERCHANTS CORPORATION

By: /s/ Michele M. Kawiecki
Name: Michele M. Kawiecki
Title: Executive Vice President and Chief Financial Officer

WILMINGTON TRUST, NATIONAL ASSOCIATION,

By: /s/ Arlene Thelwell
Name: Arlene Thelwell
Title: Vice President